Exhibit 10.2

RESEARCH AGREEMENT

RESEARCH AGREEMENT between the CALIFORNIA INSTITUTE OF TECHNOLOGY, of Pasadena, California, U.S.A., hereinafter referred to as “Institute,” and Arrowhead Research Corporation of 150 South Los Robles Avenue, Suite 480, Pasadena, CA 91101, hereinafter referred to as “Sponsor.”

WHEREAS, the research program relating to the works of Dr. Charles Patrick Collier, hereinafter referred to as “Investigator”, and the Sponsor, and will further the instructional and research objectives of the Institute in a manner consistent with its status as a nonprofit, tax-exempt, educational institution.

NOW, THEREFORE, the parties hereto agree as follows:

1. STATEMENT OF WORK. The Institute agrees to use its best effort to carry out the work defined in the Statement of Work attached as Exhibit I.

2. PRINCIPAL INVESTIGATOR. The research will be supervised by Dr. Charles Patrick Collier. If, for any reason, he/she is unable to continue to serve as Principal Investigator, and a successor acceptable to both the Institute and the Sponsor is not available, this Agreement shall be terminated as provided in Article 11.

3. PERIOD OF PERFORMANCE. The research shall be conducted during the period of 10/1/2003 — 9/30/2008. This Agreement and the period of performance may be extended by mutual agreement of the parties.

4. REIMBURSEMENT OF COSTS. In consideration of the foregoing, the Sponsor will reimburse the Institute for all direct and indirect costs incurred in the performance of the research which shall not exceed $162,000 per year of the total estimated project cost of $810,000 without written authorization from the Sponsor. If the Agreement is extended the dollar value of costs to be reimbursed may be increased by mutual agreement to cover additional work performed during the extension.

5. PAYMENT. Payment shall be made as follows: $162,000 per year, for five (5) years. All payments to the Institute shall be net, and free and clear of all taxes, duties and other levies,

6. ACCOUNTS AND RECORDS. The Institute agrees to maintain books, records, documents, and other evidence pertaining to all costs and expenses to the extent and in such detail as will properly reflect all net costs, direct and indirect, of labor, materials, equipment, supplies and services, and other costs, and expenses of whatever nature incurred in the performance of this research.

7. TRAVEL. Travel costs shall be paid in accordance with applicable Institute policies.

8. PERSONAL PROPERTY. Title to all personal property to be used in the performance of this research and purchased with funds supplied under this Agreement, shall vest in the Institute upon delivery.

9. TECHNICAL DATA.

a. Ownership of, and the right to register copyright to documents related to computer hardware and software and associated documentation (hereinafter “Documents”) shall remain in the Institute. The Sponsor shall be granted a nonexclusive, nontransferable, royalty-free license to use Documents, but only for Sponsor’s own internal purposes. The Sponsor further agrees not to provide or otherwise make available Documents, or any copy or modification thereof in any form to any third party, except as may be permitted in writing by the Institute. As used herein “modification” shall mean any source tapes, listings or other documentation in any identifiable or separately usable form included in any program developed by Sponsor in machine readable or printed form, where such source tapes, listings, or other documentation remains essentially the same in both form and function as when originally provided by the Institute to the Sponsor.

b. All technical data other than Documents resulting from the research program under this Agreement shall be the property of the Institute; however, a copy of all such technical data shall be provided to the Sponsor upon request, and, subject to Article 12 hereof, Sponsor shall have the right to use and disclose all such technical data as it sees fit.

10. PUBLICATIONS. It is anticipated that the Principal Investigator may publish information regarding technical developments and/or research findings made by Institute employees under this Agreement. For such publications Principal Investigator agrees to submit a copy of the proposed publication to the Sponsor, preferably at least thirty (30) days prior to, but in no case later than simultaneously with submission for publication. Sponsor may request reasonable changes and/or deletions be made in any proposed publication. The Principal investigator will consider such changes but retains the sole right to determine whether such changes or deletions will be made. If Sponsor believes that the subject matter to be published warrants patent protection, it will identify the subject matter requiring protection and notify the Institute. Institute agrees to use its best efforts to file a U. S. patent application prior to any date that would result in preventing the obtaining of a valid patent rights throughout the world when the Sponsor so identifies subject matter requiring patent protection from a review of the planned publication. Notwithstanding any other provision of this Article 10, if the Institute is unable to file a U.S. nonprovisional patent application in accordance with the preceding sentence, Institute shall file a U.S. provisional patent application, at its expense, prior to any date that would result in preventing the obtaining of valid patent rights throughout the world when Sponsor so identifies subject matter requiring patent protection from a review of a planned publication.

11. TERMINATION. The Principal Investigator or the Sponsor shall have the right to terminate this Agreement upon sixty (60) calendar days’ written notice. In the event of termination by the Sponsor, the Institute shall make no further commitments and must take all reasonable action to cancel outstanding obligations. The Institute shall be entitled to reimbursement for all costs incurred including reasonable cancellation charges for any purchase orders, subcontracts or other commitments made prior to notice of termination. The Office of Management and Budget Circular A-21 shall be used in determining the allowable costs.

In the event the Institute employs personnel specifically for this work, it shall be entitled to fill reimbursement for the salaries, benefits, and overhead for such personnel for a period of up to one (1) year (the balance of the one-year term). It is agreed by the PI and the Sponsor, that an updated Statement of Work will be mutually agreed upon at the end of each year.

12. USE OF NAME. The Sponsor agrees that it will not use the name of the California Institute of Technology in any advertising or publicity material, or make any form of presentation or statement in relation to research or testing done at the Institute which would constitute an express or implied endorsement by the Institute of any commercial product or service, and that it will not authorize others to do so, without first having obtained written approval from the Institute. Similarly, the Institute agrees that it will not use Sponsor’s Corporate name without its prior written concurrence.

13. PATENTS,

a. Definition: “Subject Invention” means any invention or discovery, whether or not patentable, conceived or first actually reduced to practice in the course of, or under this Agreement. “Joint Subject Invention” means any invention or discovery, whether or not patentable, (a) conceived or first actually reduced to practice in the course of, or under this Agreement, jointly by institute and Sponsor Employees, (b) first actually reduced to practice by Institute Employees using Sponsor’s facilities and equipment, or (c) first actually reduced to practice by Sponsor Employees using Institute facilities and equipment. The term “Subject Invention” includes, but is not limited to, any art, method, process, machine, manufacture, design or composition of matter, or any new and useful improvement thereof, or any variety of plant, which is or may be patentable under the patent laws of the United States of America.

b. Reporting of Inventions. The Institute shall report each Subject Invention to the Sponsor as soon as possible after becoming aware of the conception or reduction to practice thereof.

c. Filing of Applications.

1. The Institute shall retain title to each institute Subject Invention. As to each such Institute Subject Invention, Sponsor can request Institute to file a patent application and Institute agrees to do so provided Sponsor covers the cost of filing and maintaining the patent application, patents issuing therefrom and foreign counterparts, if any. The Institute shall have the right thereafter to elect whether or not it will file a patent application covering Subject Invention. Patent applications relating to such Subject Invention(s) shall be filed by the institute in its name.

2. Joint Subject Inventions shall be jointly owned by Institute and Sponsor. Patent applications relating to a Subject Invention made jointly by Institute personnel and other persons participating in the work supported by this Agreement shall be filed as mutually agreed by the parties, at Sponsor’s expense unless Sponsor has not initiated the filing of such patent applications, and Institute and Sponsor shall together select independent patent counsel satisfactory to both parties to prepare and prosecute any such applications. Patent applications relating to Joint Subject Inventions shall be filed in the names of Institute and the Sponsor.

3. Subject Inventions made solely by person(s) who are not Institute personnel shall be owned by Sponsor provided such personnel do not first actually reduce to practice a Subject Invention using institute facilities and equipment, in which case the Subject Invention shall be a Joint Subject invention as defined above. Patent applications owned by Sponsor shall be filed by Sponsor.

4. As regards l3.c.1. and 13.c.2., both parties shall have the right to review and comment upon applications and correspondence with the Patent Office and shall be provided with drafts thereof sufficiently in advance to reasonably allow, for such review and comment.

5. Institute agrees that it will cause to be signed by concerned Institute personnel all documents necessary to obtain patent protection as set forth above, and that Institute will do whatever Sponsor reasonably requests to obtain and maintain such patent rights, at the expense of Sponsor.

6. If Sponsor is not interested in having a patent application filed with respect to a particular Subject Invention made solely by Institute personnel or jointly, Sponsor shall advise Institute of such fact within sixty (60) days from the date the Subject Invention was disclosed to Sponsor by Institute, or sooner if necessary to avoid loss of patent rights. Institute may then at its own expense, file and prosecute such patent application, and such patent application and any patents issuing therefrom shall not be included within the rights licensed to Sponsor pursuant to this Agreement, and Institute shall be free to license its rights in such patent to any party.

d. Licenses.

1. For any Subject Invention for which Institute has any rights, Sponsor shall receive a nonexclusive, royalty-free, irrevocable license to use the invention covered by the license for its own internal purposes. However, such a nonexclusive license will not include the right to sublicense and is nontransferable, except in the event of the transfer or sale of all or substantially all of Sponsor’s assets to a third party.

2. Sponsor shall have the option to acquire, upon mutually agreeable terms, a royalty bearing, exclusive, or nonexclusive world-wide license in the Field, including the right to sublicense, to make, have made, use, lease and sell products embodying or produced through the use of any Subject invention. Said option must be exercised by written notice to Institute within six (6) months after receiving from Institute written notice of the filing of a patent application. If Sponsor elects to exercise its option to acquire a license on mutually agreeable terms within the prescribed time period, both parties agree to negotiate license terms on fair and reasonable terms in good faith at prevailing market rates. All such negotiations including the execution of a license agreement shall be completed within six (6) months of written notice to Institute of Sponsor’s exercise of said option. If Sponsor fails to agree to terms and conditions within the six (6) month time period, Sponsor shall be deemed to have waived said option, and the Institute shall be free to license a third party; provided, however, that for a period of three (3) years after written notice of Sponsor’s exercise of its option to Subject Invention(s), the Institute shall not agree to license a third party on more favorable terms than were offered to Sponsor without first offering Sponsor a license on those more favorable terms and providing Sponsor with ninety (90) days in which to accept such offer. If Sponsor fails to notify Institute within the ninety (90) days that it has accepted such terms, Sponsor shall be deemed to have rejected the offer and Institute shall, thereafter, be free to license its rights in the Subject Invention(s) to other parties. If Sponsor notifies Institute within the ninety (90) days that it accepts such an offer, Institute shall be deemed to have entered into a binding license agreement with respect to such terms.

3. Any license granted to Sponsor pursuant to paragraph 13.d.2. shall be subject to the California Institute of Technology Patent Policy and Institute’s prior agreements with other sponsors and shall provide: (a) for a reasonable royalty on net sales of products utilizing the licensed technology to be paid to the Institute; (b) for Institute to retain a nonexclusive license, with the right to grant sublicenses, for research purposes only; (c) if and to the extent applicable to the licensed Subject Invention, that the rights of the United. States of America as set forth in Public Laws 96-517 and 98-620 (codified at 35 U.S.C. 200 et seq.) are especially reserved, and that Sponsor shall comply with the provisions, of 35 U.S.C. 204, as amended from time to time; and (d) that nothing contained in this clause shall imply a license to the Sponsor under any patent, patent application or other invention other than a Subject Invention as defined herein.

e. Government Rights. Under certain circumstances, it is possible that the research may he supported in part by one or more agencies of the U.S. Government. If this should occur, the reporting of inventions or discoveries and the disposition of title to patent applications or patents resulting therefrom will be subject to the terms and conditions: of the Institute’s contractual agreements with any such agency and agencies. If such circumstance develops and if the Sponsor desires to acquire rights, the Institute agrees to make every possible effort to acquire title to such inventions and to offer the Sponsor the option for acquisition of rights as outlined in the preceding paragraph, subject to the prior rights of, or conditions imposed thereon by, the U.S. Government.

14. CONFIDENTIALITY OF SPONSOR’S INFORMATION. Sponsor may wish, front time to time, in connection with work contemplated under this Agreement, to disclose confidential information to Institute personnel. To protect the confidentiality of such information, Sponsor may request the Principal Investigator, who has the right to refuse to accept such information, to sign a confidentiality agreement with Sponsor, in the form of Exhibit 2 hereto. Such a request shall not extend to other research personnel. Institute will not be responsible for any failure of individual performance under such confidentiality agreement

15. LIABILITY.

a. Indemnification. Sponsor shall defend, indemnify and hold harmless Institute, and its trustees, officers, employees and agents and their respective successors, heirs and assigns (the

“Indemnitees”), against any and all liability, damage, loss, or expense (including’ attorneys’ fees and expenses of litigation) that may be incurred by or imposed upon the Indemnitees or any of them, in connection with any claim, suit, demand, action or judgment arising out of the following:

1. the design, production, manufacture, sale, use in commerce, lease or promotion by Sponsor or by an Affiliate or sublicensee of the Sponsor of any product, process or service relating to or developed pursuant to this Agreement; or

2. any other activities to be carried out pursuant to this Agreement.

Sponsor’s indemnity under 1. shall apply to any liability, damage, or loss or expense whether or not it is attributable to the negligent activities cit the Indemnitees. Sponsor’s indemnification under 2. shall not. apply to any liability damage, loss or expense to the extent that it is attributable to the negligence or willful misconduct of the Indemnitees.

b. Warranties. Institute makes no warranties, express or implied, as to any matter whatsoever, including, without limitation, the condition of the research or any invention(s) or product(s), whether tangible, conceived, discovered, or developed under this Agreement; or the merchantability, or fitness for a particular purpose of the research or any such invention or product. Institute shall not be liable for any direct, consequential, or other damages suffered by Sponsor, any licensee, or any others resulting from the use of the research or any such invention or product.

16. INDEPENDENT CONTRACTOR. For the purpose of this Agreement and all services to be provided hereinunder, the parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other party. Neither party shall have the authority to make any statements, representations or commitments of any kind, or to take any action that shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing.

17. GENERAL.

a. This Agreement may not be assigned by either party without the prior written consent of the other party.

b. This Agreement constitutes the entire and only agreement between the parties relating to the work that is covered by the attached Statement of Work and supported with funds provided by this Agreement, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

18. NOTICES. All notices or other administrative documents shall be directed as follows:

To: Sponsor		To: California Institute of Technology
Arrowhead Research Corporation		Office of Sponsored Research
150 South Los Robles Avenue		(M/C 213-6)
Suite 480		California Institute of Technology
Pasadena, CA 91l01		1200 E. California Blvd
Phone: (626) 792-5549		Pasadena, CA 91125
Fax: (626)449-6299		Phone: (626) 395-6357
Fax: (626) 584-0963

SPONSOR		CALIFORNIA INSTITUTE OF TECHNOLOGY

NAME:	R. Bruce Stewart	NAME:	DAVID J. MAYO
Associate Director of Sponsored
Research
California Institute of Technology
SIGN:	/s/ R. Bruce Stewart	SIGN:	/s/ David J. Mayo
DATE:	September 21, 2003	DATE:	September 29, 2003

EXHIBIT I

Pat Collier, Division of Chemistry and Chemical Engineering, California Institute of Technology

Re: Research Agreement with Arrowhead Research

OUTLINE OF RESEARCH OBJECTIVES AND PLAN OF WORK

My group is interested in understanding and controlling assemblies of dynamically interacting biomolecules. In particular, we are interested in the diverse class of biological functions involved in information transfer. For example, we are striving to learn how to control collective effects at the molecular level that, in cells, give rise to coordinated behavior displayed by signaling pathways and biochemical reaction networks that are important for cellular functioning, such as signal amplification. As a means toward achieving this vision, we have spent our initial efforts at developing new tools that are combinations of single-molecule fluorescence spectroscopy and scanning probe microscopy. To date, we have received two grant awards for this project.

Our work involves developing the means for controlling the spatial positioning and chemical coupling between fully functioning proteins, and sensitively detecting signatures of emergent behavior in biochemical reactions. We are taking two complementary approaches toward this goal. In one approach, we are adapting the use of organofunctional silane chemistry, a flexible and general method for capturing biomolecules on silicon oxide surfaces, including fabricating DNA, small-molecule and protein microarrays, with dip-pen nanolithography in order to pattern fully functional enzymes on a chip with nanoscopic precision (J Am. Chem. Soc., in press). We look for collective behavior from a “circuit” of coupled enzymatic reactions using fluorescence imaging.

Another critical tool that we need for this project is a method for continuous interrogation and control of biochemical reaction dynamics with single molecule sensitivity. Along these lines, we are attaching, imaging with and chemically and biologically functionalizing single-wall carbon nanotubes (SWNTs) to atomic force microscope (AFM) tips as true molecular-scale manipulation tools in physiologically relevant environments. We have developed robust, high-yield methods for constructing SWNT tips suitable for imaging single macromolecules in both dry and wet environments at a resolution better than 3 nm. We are designing nanotube probes that have a novel role: to trigger specific biochemical reactions. To do this, we are learning how to functionalize the very ends of nanotube tips with redox-active enzymatic cofactors in order to electrically trigger specific enzymatic reactions at surfaces, in reconstituted bilayer membranes and in cells. The consequences of these triggering events can then be read out in real time by single-molecule fluorescence and/or AFM sensing. This introduces a method for studying the initiation and propagation of biochemical reaction pathways using molecular triggers which are precisely defined in spatial and temporal coordinates, as well as chemical magnitude.

DELIVERABLES TO ARROWHEAD RESEARCH

The deliverables will consist of a technical report supplied to Arrowhead Research at each anniversary of the start date of this research agreement. Each technical report will include details of scientific progress and results covered by the work outlined in the research agreement, as well as highlighting specifically those results that may be of possible commercial interest to Arrowhead Research. In addition, at the end of each year, Collier agrees to submit a follow-on Statement of Work, mutually agreeable to both parties, that will reflect any changes in research goals or that identifies new opportunities that both Collier and Arrowhead Research wish to pursue. Caltech will also provide reprints of any publications in scientific journals resulting from the work outlined in the research agreement. In addition, brief (one page), nontechnical reports on our research progress, intended for a general audience including stockholders of Arrowhead Research, will be supplied on request.

BUDGET JUSTIFICATION

Budget Request Summary: The PI is requesting a total dollar amount of $810,000 for the full five year period of the research agreement with Arrowhead Research. The amount of $162,000 per year includes direct costs such as salaries and benefits for two post-doctoral researchers, domestic travel, and supplies and expenses, and indirect costs, at the Indirect Cost Rate of 62%.

Salaries: The salaries of two full-time postdoctoral research associates, at $32,000 per person per year, will be supported by this research agreement. Postdoctoral associates receive fringe benefits amounting to 27% of their yearly salary.

Supplies and Expenses: The requested amount of $16,720 per year for routine supplies and expenses is based on an estimate of $8,360 per person per year. These funds will be used to purchase items such as chemical reagents, optical supplies (lenses, mirrors, and opto-mechanical components such as kinematic mounts and translation stages), glassware, silicon and silicon-nitride AFM tips, machine shop, electrical shop and glass shop charges, computers, monitors and printers. The funds also estimate yearly charges from the microfabrication user facility in the Applied Physics Department and the TEM facility in the Materials Science Department at Caltech.

Equipment: There is no equipment component to this budget.

Domestic Travel: Funds of $2000 per year will be used to pay for expenses incurred for three conference visits to meetings such as (but not limited to) the American Chemical Society, the American Physical Society, the Biophysical Society and Gordon Research Conferences. These funds cover travel expenses, conference fees and lodging.

EXHIBIT 2

CONFIDENTIALITY AGREEMENT

The undersigned investigator,                                  (“Investigator”) declares that he or she has read and is familiar with the provisions of the agreement dated                      between                              (“Sponsor”) and the Institute, and hereby agrees to be bound by the terms and conditions thereof. Investigator further agrees to keep confidential any proprietary information received from Sponsor, which is designated in writing by Sponsor as being confidential, for a period of three (3) years from the date it is received, provided that this obligation shall not apply to any information which:

a. was already known to the Investigator as evidenced by his/her written records;

b. is or later becomes publicly known under circumstances involving no breach of this agreement by the Investigator;

c. is lawfully disclosed to the Investigator by a third party free of restrictions upon disclosure.

The confidentiality obligations of Investigator will not preclude disclosure pursuant to a valid subpoena, court order or requirements of applicable law.

Signature	Date

Printed Name of Investigator, Title

WITNESSED BY:

Signature	Date

Printed Name of Witness

Amendment 1 to Research Agreement

between

Arrowhead Research Corporation

and

California Institute of Technology

(Pat Collier, Principal Investigator)

The purpose of this amendment is to modify the Agreement to reflect additional effort on the part of project personnel. Specifically, an additional postdoctoral researcher will be hired to work on the research. This additional effort is estimated to cost $478,764, for the remainder of the existing agreement period.

Therefore, the following changes are made to the Agreement:

Article I - Statement Work, replace with the following:

The Institute agrees to use its best effort to carry out the work as defined in the Statement of Work attached as Exhibit 1, and as modified on February 19, 2004.

Article 4 - Reimbursement of costs, replace with the following:

In consideration of the foregoing, the Sponsor will reimburse the Institute for all direct and indirect costs incurred in the performance of the research, which shall not exceed the following annual amounts:

Year 1: $235,894 ($162,000 +$ 73,894);	Year 4: $263,218:
Year 2: $263,218;	Year 5: $263,218
Year 3: $263,218;

or the total estimated project cost of $1,288,764, without written authorization from the Sponsor. If the Agreement is extended, the dollar value of costs to be reimbursed may be increased by mutual agreement to cover additional work performed during the extension.

Article 5 - Payment, replace with the following:

Institute shall submit invoices annually, on or shortly after the anniversary date of this agreement and in accordance with the amounts specified in Article 4. Sponsor shall make payment within thirty (30) days of receipt of invoice. All payments to the Institute shall be net, and free and clear of all taxes, duties and other levies.

All other terms and conditions remain the same

ARROWHEAD RESEARCH		CALIFORNIA INSTITUTE OF TECHNOLOGY
Name:	R. Bruce Stewart	Name:	David J. Mayo
Title:	President	Title:	Assc. Director of Sponsored Research

Sign:	/s/ R. Bruce Stewart	Sign:	/s/ David J. Mayo
Date:	February 26, 2004	Date:	February 26, 2004